Exhibit 99.1

Palo Alto Networks Appoints Luis Felipe Visoso as New Chief Financial Officer

SANTA CLARA, Calif., June 23, 2020 — Palo Alto Networks (NYSE: PANW), the global cybersecurity leader, today announced the appointment of Luis Felipe Visoso to the position of chief financial officer (CFO). Visoso will assume the role on July 1, 2020.

A veteran finance officer, Visoso most recently served as CFO for Amazon Web Services (AWS), and previously as CFO for Amazon’s Worldwide Consumer division. Before moving into the technology field, with a senior finance role at Cisco, Visoso spent more than 20 years at Procter & Gamble, working in global positions across Latin America, Europe, and the United States.

“Luis has a phenomenal track record growing businesses in a financially disciplined manner,” said Nikesh Arora, chairman and CEO, Palo Alto Networks. “We’re on a strong path to becoming the most comprehensive, integrated and innovative cybersecurity company in the world and I’m delighted to welcome Luis to our management team to help us achieve that goal.”

“Palo Alto Networks has a vision of a world where each day is safer and more secure - something I’m excited to be a part of,” said Visoso, incoming chief financial officer, Palo Alto Networks. “This is a team that continues to innovate in a fast-growing industry. I look forward to creating value for customers, partners, employees and shareholders alike.”

Visoso will take over from Palo Alto Networks CFO Kathy Bonanno, who announced her departure this week to become business finance officer of Google’s Cloud division. Bonanno and Visoso will work together through July 31, the end of fiscal year 2020, to facilitate a smooth transition.

About Palo Alto Networks

Palo Alto Networks, the global cybersecurity leader, is shaping the cloud-centric future with technology that is transforming the way people and organizations operate. Our mission is to be the cybersecurity partner of choice, protecting our digital way of life. We help address the world’s greatest security challenges with continuous innovation that seizes the latest breakthroughs in artificial intelligence, analytics, automation, and orchestration. By delivering an integrated platform and empowering a growing ecosystem of partners, we are at the forefront of protecting tens of thousands of organizations across clouds, networks, and mobile devices. Our vision is a world where each day is safer and more secure than the one before. For more information, visit www.paloaltonetworks.com.

Palo Alto Networks and the Palo Alto Networks logo are trademarks of Palo Alto Networks, Inc. in the United States and in jurisdictions throughout the world. All other trademarks, trade names, or service marks used or mentioned herein belong to their respective owners.

Media Contact:

Mara Mort

Senior Director of Corporate Communications, Palo Alto Networks

Mobile: 1-415-850-8645

mmort@paloaltonetworks.com

Investor Relations Contact:

David Niederman

Vice President of Investor Relations, Palo Alto Networks

Office: 1-669-400-7323

dniederman@paloaltonetworks.com